Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the reference to our firm under the caption “Experts” and to the use of our report dated February 13, 2006, except for paragraph 5 of Note 1, as to which the date is            2006 in Amendment No. 2 to the Registration Statement (Form S-1 No. 333-130644) and related Prospectus of Alexza Pharmaceuticals, Inc. for the registration of shares of its common stock.

Ernst & Young LLP

Palo Alto, California
The foregoing consent is in the form that will be signed upon the completion of the reverse stock split described in Note 1 to the financial statements.

/s/ Ernst & Young LLP
Palo Alto, CA February 14, 2006